Filed pursuant to Rule 424(b)(3)
Registration No. 333-189641

PROSPECTUS

Eastern Virginia Bankshares, Inc.

5,240,192 Shares of Series B Preferred Stock

9,890,111 Shares of Common Stock

(Including 5,240,192 Shares Underlying the Series B Preferred Stock)

This prospectus relates to the securities listed below that may be offered for sale from time to time by the persons named in this prospectus (and their transferees) (the “Selling Securityholders”) identified in “Selling Securityholders” beginning on page 18 of this prospectus who currently own such securities or may acquire such securities upon the conversion or exchange of securities currently held.

Investing in our securities involves risks. You should carefully consider all of the information set forth in this prospectus, including the “Risk Factors” beginning on page 5 of this prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into this prospectus before investing in any of the securities. See “Information Incorporated by Reference.”

This prospectus covers the following securities (collectively, the “Securities”):

•

5,240,192 shares of our non-voting mandatorily convertible non-cumulative preferred stock, series B (the “Series B Preferred Stock”) (which shares of Series B Preferred Stock will automatically convert into shares of our common stock, $2.00 par value per share (the “common stock”), in the hands of a transferee immediately upon consummation of a “Permitted Transfer” (as defined herein)); and

•	9,890,111 shares of our common stock, including 5,240,192 shares issuable upon conversion of 5,240,192 shares of our Series B Preferred Stock.

For more information on the convertibility of the Series B Preferred Stock, please see “Summary – The Offering – Convertibility of Series B Preferred Stock” on page 3 of this prospectus and “Description of the Capital Stock – Preferred Stock – Series B Preferred Stock – Conversion Rights” on page 14 of this prospectus.

The Securities covered by this prospectus were issued on June 12, 2013 in private placements (the “Private Placements”) pursuant to securities purchase agreements, each dated March 26, 2013, between us and certain institutional investors (the “Securities Purchase Agreements”). We agreed in the Securities Purchase Agreements to file this registration statement covering the Securities. For a more detailed description of the issuance of the Securities pursuant to the Securities Purchase Agreements, see “Summary of the Underlying Transactions” on page 8.

The Selling Securityholders who may sell or otherwise dispose of the Securities are initial investors (or the permitted transferees of such investors) in the Private Placements described above. The Selling Securityholders may offer the Securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices, at various prices determined at the time of sale or otherwise at negotiated prices. If the Securities are sold through underwriters, broker-dealers, or agents, the Selling Securityholders (or the purchasers of the Securities as negotiated with the Selling Securityholders) will be responsible for underwriting discounts or commissions or agent commissions, if any. The registration of the Securities does not necessarily mean that any of the Securities will be sold by the Selling Securityholders. The timing and amount of any sale is within the respective Selling Securityholders’ sole discretion, subject to certain restrictions. See “Plan of Distribution” beginning on page 16 of this prospectus.

We will not receive any proceeds from the sale of Securities by the Selling Securityholders.

Our common stock is currently traded on the NASDAQ Global Select Market under the symbol “EVBS.” The last reported sales price of our common stock on June 3, 2015 was $5.92 per share. Our Series B Preferred Stock is not currently listed on any established securities exchange or quotation system, and we do not intend to seek such listing. In the event we were to seek such listing, there is no guarantee that any established securities exchange or quotation system would accept the Series B Preferred Stock for listing.

Neither the Securities and Exchange Commission, nor any bank regulatory agency, nor any state securities regulator has approved or disapproved of these Securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

These Securities are not deposits, accounts or other obligations of our bank subsidiary or any of our non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is June 3, 2015.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates regardless of the time of delivery of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such dates.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to those jurisdictions.

Unless the context indicates otherwise, all references in this prospectus to the “Company,” “EVBS,” “we,” “us” and “our” refer to Eastern Virginia Bankshares, Inc., our wholly owned subsidiary, EVB (or the “Bank”), and our other wholly-owned subsidiaries.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in, or incorporated by reference into, this prospectus that are not historical facts may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of the Company or its management or Board of Directors, including those relating to products or services, the performance or disposition of portions of the Company’s asset portfolio, future changes to the Bank’s branch network, and the payment of dividends; (iii) statements of future financial performance and economic conditions; (iv) statements regarding the adequacy of the allowance for loan losses; (v) statements regarding the effect of future sales of foreclosed properties; (vi) statements regarding the Company’s liquidity; (vii) statements of management’s expectations regarding future trends in interest rates, real estate values, and economic conditions generally and in the Company’s markets; (viii) statements regarding future asset quality, including expected levels of charge-offs; (ix) statements regarding potential changes to

i

laws, regulations or administrative guidance; (x) statements regarding strategic initiatives of the Company or the Bank and the results of these initiatives, including the Company’s acquisition of Virginia Company Bank (“VCB”) and transactions to redeem or refinance the Company’s fixed rate cumulative perpetual preferred stock, Series A, par value $2.00 per share, having a liquidation value of $1,000 per share (the “Series A Preferred Stock”) originally issued to the U.S. Department of Treasury (the “U.S.Treasury”) through the Capital Purchase Program; and (xi) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•

factors that adversely affect our business initiatives, including our acquisition and integration of VCB, and other factors that could impact the business of the combined organization, including, without limitation, changes in the economic or business conditions in our markets;

•	our ability and efforts to assess, manage and improve our asset quality;

•	the strength of the economy in our target market area, as well as general economic, market, political, or business factors;

•

changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;

•	the effects of our adjustments to the composition of our investment portfolio;

•	the impact of government intervention in the banking business;

•	an insufficient allowance for loan losses;

•	our ability to meet the capital requirements of our regulatory agencies;

•

changes in laws, regulations and the policies of federal or state regulators and agencies, including rules to implement the Basel III capital framework as outlined by the Basel Committee on Banking Supervision and standards for calculating risk-weighted assets and risk-based capital measurements (the “Basel III Final Rules”);

•	changes in the interest rates affecting our deposits and our loans;

•	the loss of any of our key employees;

•

changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;

•	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;

•	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;

•	our ability to maintain internal control over financial reporting;

•	our ability to realize our deferred tax assets, including in the event we experience an ownership change as defined by section 382 of the Code;

•	our ability to raise capital as needed by our business;

•

our reliance on secondary sources, such as Federal Home Loan Bank (FHLB) advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;

•	other circumstances, many of which are beyond our control; and

•

the risk factors described herein under “Risk Factors” and the risk factors discussed from time to time in our periodic reports filed with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus.

ii

Given these risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at www.sec.gov or on our website at www.bankevb.com by selecting the “About Us” tab followed by the “Investor Relations” and “SEC Filings” tabs. Information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus.

This prospectus, which is a part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, omits certain information set forth in the registration statement. Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC, which allows us to “incorporate by reference” the information we file with it. This means that we can disclose important information to you by referring you to those documents filed separately with the SEC. The information we incorporate by reference is an important part of this prospectus. We incorporate by reference the documents listed below, filed separately with the SEC, except to the extent that any information contained in those documents is deemed “furnished” in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 31, 2015;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 14, 2015;

•	Definitive Proxy Statement on Schedule 14A filed on April 21, 2015;

•	Current Reports on Form 8-K filed on January 20, 2015, March 23, 2015, April 22, 2015, (with respect to Item 1.01, 2.03 and 9.01) April 24, 2015, May 14, 2015 and May 22, 2015;

•

The description of our capital stock contained in the Form 8-A12g filed with the SEC on December 29, 1997, in our Bylaws, as amended, filed as Exhibit 3.2 to our Current Report on Form 8-K filed June 14, 2013, and in our Amended and Restated Articles of Incorporation, filed as Exhibit 3.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 10, 2009, as amended by the Articles of Amendment to the Articles of Incorporation, filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on January 13, 2009 and the Articles of Amendment to the Articles of Incorporation, filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on June 14, 2013 (collectively, the “Articles of Incorporation”; and

•	All documents filed after the date of this prospectus and prior to termination of the offering hereunder pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement, but not delivered with the prospectus. You may request a copy of any of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Eastern Virginia Bankshares, Inc.

330 Hospital Road

Tappahannock, Virginia 22560

(804) 443-8400

iii

SUMMARY

The following summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. Because it is a summary, it may not contain all of the information that is important to you in making an investment decision with respect to the Securities. You should read carefully this entire prospectus, as well as the information incorporated by reference herein and therein, before deciding to invest in the Securities. You should carefully consider the sections entitled “Risk Factors” in this prospectus and the documents incorporated by reference herein and therein as you determine whether an investment in the Securities is appropriate for you.

Our Company

Eastern Virginia Bankshares, Inc. is a bank holding company headquartered in Tappahannock, Virginia that was organized and chartered under the laws of the Commonwealth of Virginia on September 5, 1997 and commenced operations on December 29, 1997. Through our wholly-owned bank subsidiary, EVB, we operate 24 full service branches and two drive-in facilities in eastern Virginia and one loan production office in Chesterfield County, Virginia. Two of EVB’s three predecessor banks, Bank of Northumberland, Inc. and Southside Bank, were established in 1910. The third bank, Hanover Bank, was established as a de novo bank in 2000. In April 2006, these three banks were merged and the surviving bank was re-branded as EVB. Additionally, we acquired Virginia Company Bank (“VCB”) on November 14, 2014 and merged VCB with and into the Bank with the Bank surviving, thereby adding three additional branches to the Bank located in Newport News, Williamsburg and Hampton.

EVB is a community bank targeting small to medium-sized businesses and consumers in our traditional coastal plain markets and the emerging suburbs outside of the Richmond, Tidewater and southern Virginia areas. Our mission is dedicated to providing the highest quality financial services to our customers, enriching the health and vitality of the communities we serve, and enhancing shareholder value.

The Company provides a broad range of personal and commercial banking services including commercial, consumer and real estate loans. We complement our lending operations with an array of retail and commercial deposit products and fee-based services. Our services are delivered locally by well-trained and experienced bankers, whom we empower to make decisions at the local level, so they can provide timely lending decisions and respond promptly to customer inquiries. Having been in many of our markets for over 100 years, we have established relationships with and an understanding of our customers. We believe that, by offering our customers personalized service and a breadth of products, we can compete effectively as we expand within our existing markets and into new markets.

Our markets are located east of U.S. Route 250 and extend from northeast of Richmond to the Chesapeake Bay and Hampton in central Virginia and across the James River from Colonial Heights to southeastern Virginia. Geographically, we have five primary market areas: Northern Neck, Middle Peninsula, Capital (suburbs of Richmond), Tidewater (Williamsburg, Newport News and Hampton) and Southern.

As a result of over 100 years of experience serving the Northern Neck and Middle Peninsula regions, we have a stable, loyal customer base and a high deposit market share in these regions. Due to the lower projected population growth of these markets, we expanded in Chesterfield, Hanover, Henrico, Gloucester, New Kent and King William Counties and the city of Colonial Heights to target the higher potential growth in these existing and emerging suburban markets. The deposit market share we have accumulated in our Northern Neck, Middle Peninsula and Southern regions has helped fund our loan growth in the emerging suburban areas in the Capital region. Additionally, we recently expanded into our Tidewater region through the acquisition of VCB. This acquisition adds three branches and expands our footprint along the U.S. Interstate 64 corridor into the attractive and growing markets of the Virginia Peninsula.

We believe that economic growth and bank consolidation have created a growing number of businesses and consumers in need of a broad range of products and services, as well as the high level of personal service that we provide. While we work through the economic challenges of the past few years and look at 2015 as a year to strengthen our existing markets, our long-term business plan is to capitalize on the growth opportunity in our markets by further developing our branch network in our existing markets and augmenting our market area by expanding further in areas near the urban markets of Richmond and the Greater Tidewater area.

Corporate Information

Our principal executive office is located at 330 Hospital Road, Tappahannock, Virginia 22560. Our telephone number is (804) 443-8400. Information about the Company is available on our internet website www.bankevb.com. The information contained on our website or that can be accessed through our website does not constitute part of this prospectus and is not incorporated in any manner into this prospectus.

Our common stock trades on the NASDAQ Global Select Market under the ticker symbol “EVBS.”

The Offering

The following summary contains basic information about the Securities, but it is not intended to be a complete description of the Securities and does not contain all of the information that is important to you. See the information under the heading “Description of Capital Stock” in this prospectus for a more detailed description of the Securities.

Issuer	Eastern Virginia Bankshares, Inc.

Capital stock being offered by the Selling Securityholders	Common stock and Series B Preferred Stock.

Maximum number of shares of common stock offered by Selling Securityholders	9,890,111 shares of common stock, including 5,240,192 shares issuable upon conversion of 5,240,192 shares of Series B Preferred Stock.

Maximum number of shares of Series B Preferred Stock offered by Selling Securityholders	5,240,192 shares of Series B Preferred Stock.

Outstanding capital stock as of April 28, 2015

13,023,550 shares of common stock; 9,000 shares of Series A Preferred Stock; and 5,240,192 shares of Series B Preferred Stock.

This prospectus only relates to the offering of 9,890,111 shares of common stock and 5,240,192 shares of Series B Preferred Stock.

Voting rights of Series B Preferred Stock	The Company must receive the approval of the holders representing a majority of the number of shares of common stock into which the Series B Preferred Stock is convertible, voting as a separate class, to (i) increase the authorized number of shares of Series B Preferred Stock; (ii) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with, or significantly and adversely affect, the powers, rights or preferences of the Series B Preferred Stock; (iii) amend the Articles of Incorporation or Bylaws of the Company, if such amendment would significantly and adversely alter, change or affect the powers, preferences or rights of the holders of Series B Preferred Stock; or (iv) amend or waive any provision of Article II, Paragraph F of the Articles of Incorporation. Except as described above, the holders of Series B Preferred Stock have no voting rights, except to the extent specifically required by Virginia law.

Dividends and liquidation rights of Series B Preferred Stock

Holders of Series B Preferred Stock are entitled to receive dividends if, as and when declared by the Company’s Board of Directors, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of the Company’s common stock that such shares of Series B Preferred Stock would be convertible into upon satisfaction of the conversion conditions. The Company will not pay any dividends with respect to its common stock unless an equivalent dividend also is paid to the holders of the Series B Preferred Stock. The Series B Preferred Stock will rank junior with regard to dividends to any class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank senior to the common stock or the Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company (“Senior Stock”), including the Series A Preferred Stock.

The Series B Preferred Stock ranks, as to distribution of assets upon dissolution, liquidation or winding up of the Company: (i) junior to the Series A Preferred Stock, and all future issuances of classes or series of Senior Stock; and (ii) equal to the common stock.

Convertibility of Series B Preferred Stock

Each share of Series B Preferred Stock is convertible into one share of common stock, subject to adjustment as set forth in the Articles of Incorporation, (i) automatically in the hands of a transferee immediately upon the consummation of a Permitted Transfer (defined below) or (ii) if the Board of Directors acting in its sole and absolute discretion has approved the conversion and the conversion would not result in the holder of the shares beneficially owning, together with its affiliates more than 4.9% (or, in the case of Castle Creek Capital Partners IV, LP (“Castle Creek”) and its affiliates and GCP III EVB LLC (“GCP Capital”) and its affiliates only, 9.9%) of the outstanding shares of the Company’s common stock. A “Permitted Transfer” is either (i) a widespread public distribution, including pursuant to Rule 144 of the Securities Act, (ii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of capital stock of the Company that is then entitled to vote generally in the election of directors of the Company (“Voting Securities”) or (iii) a transfer to a transferee that would control more than 50% of the Voting Securities without any transfer from the transferee.

Whether or not a transaction in which you purchase shares of Series B Preferred Stock will be a “Permitted Transfer” and cause the Series B Preferred Stock to convert is largely dependent on the Selling Securityholder’s actions and the number of other purchasers. Accordingly, when you purchase shares of Series B Preferred Stock, you may not be able to determine whether the transaction will cause the Series B Preferred Stock to convert into common stock and may have no ability to prevent the conversion. If the transaction in which you purchase shares of Series B Preferred Stock causes the conversion of the Series B Preferred Stock, you will receive shares of common stock rather than Series B Preferred Stock.

Use of Proceeds	All Securities sold pursuant to this prospectus will be sold by the Selling Securityholders. We will not receive any of the proceeds from such sales.

The NASDAQ Global Select Market

Our shares of common stock are currently listed for trading on the NASDAQ Global Select Market under the ticker symbol “EVBS.”

Our shares of Series B Preferred Stock are not currently listed on any established securities exchange or quotation system, and we do not intend to seek such listing. In the event we were to seek such listing, there is no guarantee that any established securities exchange or quotation system would accept the Series B Preferred Stock for listing.

Risk Factors	An investment in the Securities is subject to risks. You should carefully consider the sections entitled “Risk Factors” in this prospectus and the documents incorporated by reference herein and therein as you determine whether an investment in the Securities is appropriate for you.

RISK FACTORS

An investment in the Securities, whether common stock or Series B Preferred Stock, involves a high degree of risk. In evaluating an investment in the Securities, you should consider carefully the risks described below, together with the other information included or incorporated by reference in this prospectus, including the information contained in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2014, risks described in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and the risks we have highlighted in other sections of this prospectus.

If any of the risks described in the following risk factors or in the information referred to in the preceding sentence actually occur, or if additional risks and uncertainties not presently known to us or that we currently deem immaterial, materialize, then our business, results of operations and financial condition could be materially adversely affected. In that case, the trading price of our common stock and the value of the Series B Preferred Stock could decline, and you may lose all or part of your investment. The risks discussed below include forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements.

Risks Related to Our Company

For the risks related to our Company, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated into this prospectus by reference.

Risks Related to the Common Stock and the Series B Preferred Stock

The market for our common stock historically has experienced, and may continue to experience, significant price and volume fluctuations.

The market for our common stock historically has experienced significant price and volume fluctuations greater than those experienced by the broader stock market in recent years. The market for our common stock may continue to fluctuate in the future in response to a variety of factors, including:

•	quarter-to-quarter variations in operating results,

•	material announcements by us or our competitors,

•	governmental regulatory action,

•	negative or positive publicity involving us or the banking industry generally,

•	general economic downturns, or

•	other events or factors, many of which are beyond our control.

In addition, the stock market has historically experienced significant price and volume fluctuations, which have particularly affected the market prices of many financial services companies and which have, in certain cases, not had a strong correlation to the operating performance of these companies. Stock markets experienced unprecedented volatility in connection with the recent credit crisis. General economic conditions, such as recession or interest rate fluctuations, could negatively affect the market price of our common stock in the future. In addition, our operating results in future quarters may be below the expectations of securities analysts and investors. If that were to occur, the price of our common stock would likely decline, perhaps substantially.

When you purchase shares of Series B Preferred Stock, you may not be able to determine whether the transaction will cause the Series B Preferred Stock to convert into common stock and may have no ability to affect or prevent the conversion.

Each share of Series B Preferred Stock is convertible into one share of common stock, subject to adjustment as set forth in the Articles of Incorporation, (i) automatically in the hands of a transferee immediately upon the consummation of a Permitted Transfer (defined below) or (ii) if the Board of Directors acting in its sole and absolute discretion has approved the conversion and the conversion would not result in the holder of the shares beneficially owning, together with its affiliates more than 4.9% (or, in the case of Castle Creek and its affiliates and GCP Capital and its affiliates only, 9.9%) of the outstanding shares of the Company’s common stock. A “Permitted Transfer” is either (i) a widespread public distribution, including pursuant to Rule 144 of the Securities Act, (ii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of capital stock of the Company that is then entitled to vote generally in the election of directors of the Company (“Voting Securities”) or (iii) a transfer to a transferee that would control more than 50% of the Voting Securities without any transfer from the transferee.

Whether or not a transaction in which you purchase shares of Series B Preferred Stock will be a “Permitted Transfer” and cause the Series B Preferred Stock to convert is largely dependent on the Selling Securityholder’s actions and the number of other purchasers. Accordingly, when you purchase shares of Series B Preferred Stock, you may not be able to determine whether the transaction will cause the Series B Preferred Stock to convert into common stock and may have no ability to prevent the conversion. If the transaction in which you purchase shares of Series B Preferred Stock causes the conversion of the Series B Preferred Stock, you will receive shares of common stock rather than Series B Preferred Stock.

It is unlikely that an active trading market for the Series B Preferred Stock will develop.

The Series B Preferred Stock will not be a liquid investment because no public trading market currently exists for such security and it is unlikely that a market will develop. Potential purchasers of the Series B Preferred Stock should consider carefully the limited liquidity of such investment before purchasing any shares of the Series B Preferred Stock. We are not obligated, and do not intend, to apply for the listing of the Series B Preferred Stock on any securities exchange. Even if a trading market for the Series B Preferred Stock were to develop, it may not continue, and a purchaser of such securities may not be able to sell such securities at or above the price at which they were purchased.

Our common stock and Series B Preferred Stock are equity securities and therefore are subordinate to our indebtedness, as well as to our preferred stock.

Our common stock and Series B Preferred Stock are equity interests and do not constitute indebtedness of the Company. Consequently, our common stock and Series B Preferred Stock rank junior to all current and future indebtedness of the Company and other non-equity claims against us with respect to assets available to satisfy claims against us, including in the event of our liquidation or dissolution. We may, and the Bank and our other subsidiaries may also, incur additional indebtedness from time to time and may increase our aggregate level of outstanding indebtedness.

Further, holders of our common stock and Series B Preferred Stock are subject to the prior dividend and liquidation rights of any holders of our Senior Stock that may be outstanding from time to time, including our Series A Preferred Stock. Our Board of Directors is authorized to cause us to issue additional classes or series of preferred stock without any action on the part of our shareholders. If we issue preferred shares in the future that have a preference over our common stock and Series B Preferred Stock with respect to the payment of dividends or distributions upon liquidation, or if we issue preferred shares with voting rights that dilute the voting power of our common stock, then the rights of holders of our common stock and Series B Preferred Stock could be adversely affected. Further, the market price of our Common stock and, to the extent a trading market exists, the market price of our Series B Preferred Stock could be adversely affected.

Virginia law could deter or prevent takeover attempts by a potential purchaser of our common stock that would be willing to pay you a premium for your shares of our common stock.

The Virginia Stock Corporation Act contains provisions designed to protect Virginia corporations and employees from the adverse effects of hostile corporate takeovers. These provisions reduce the possibility that a third party could effect a change in control without the support of our incumbent directors. These provisions may also strengthen the position of current management by restricting the ability of shareholders to change the composition of the Board, to affect its policies generally, and to benefit from actions that are opposed by the current Board.

SUMMARY OF THE UNDERLYING TRANSACTIONS

On March 26, 2013, the Company entered into the Securities Purchase Agreements with Castle Creek, GCP Capital and certain other institutional investors (collectively, the “Investors”), pursuant to which the Investors agreed to invest in the Private Placements an aggregate of $45.0 million in the Company for (i) for 4,649,919 newly issued shares of the Company’s common stock and (ii) 5,240,192 shares of Series B Preferred Stock, each at a purchase price of $4.55 per share. The Private Placements closed on June 12, 2013.

Pursuant to the Securities Purchase Agreements, the Company agreed to file with the SEC, within fifteen days following the closing of the Private Placements, the registration statement covering the resale of the Securities of which this prospectus is a part. The Company will be required to make certain payments under the Securities Purchase Agreements to the Investors in certain circumstances if the registration statement is not (i) declared effective by the SEC within specific time periods or (ii) available (with certain exceptions) for use after having been declared effective.

USE OF PROCEEDS

All Securities sold pursuant to this prospectus will be sold by the Selling Securityholders. We will not receive any of the proceeds from such sales.

DESCRIPTION OF THE CAPITAL STOCK

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to our Articles of Incorporation, Bylaws and the provisions of applicable law. Copies of our Articles of Incorporation and Bylaws have been filed with the SEC and are incorporated by reference into this prospectus.

General

Our authorized capital stock currently consists of 50,000,000 shares of common stock, $2 par value per share, and 10,000,000 shares of preferred stock, $2 par value per share.

As of April 28, 2015, 13,023,550 shares of common stock, 9,000 shares of Series A Preferred Stock and 5,240,192 shares of Series B Preferred Stock were issued and outstanding.

Common Stock

Set forth below is a summary of the rights of the holders of the common stock. As described below, the rights of the holders of the common stock are subject to the rights, preferences and privileges of the holders of the Series A Preferred Stock, the Series B Preferred Stock and any shares of preferred stock that the Company may issue in the future.

Holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Holders of common stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the common shares voted in the election of directors can elect all of the directors then standing for election subject to the rights of preferred stock, if and when issued.

Subject to the preference in dividend rights of any series of preferred stock that may be outstanding, holders of common stock are entitled to receive dividends when and as declared by the Board of Directors from funds legally available therefor. In addition, the ability of the Company to pay dividends is subject to various laws and regulations, including limits on the sources of dividends and requirements to maintain capital at or above regulatory minimums.

All outstanding shares of common stock are fully paid and non-assessable.

Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Subject to the preference in liquidation rights of any series of preferred stock that may be outstanding, holders of common stock are entitled to receive the net assets of the Company upon dissolution.

Preferred Stock

Blank Check Preferred Stock

Our Board of Directors has the authority, by adopting resolutions, to issue up to 10,000,000 shares of preferred stock in one or more series, with the designations and preferences for each series set forth in the adopting resolutions, without shareholder approval. Our Articles of Incorporation authorizes our Board of Directors to determine, among other things, the rights, preferences and limitations pertaining to each series of preferred stock.

Series A Preferred Stock

The rights, privileges and preferences of the Series A Preferred Stock are set forth in Paragraph E of Article II of the Company’s Articles of Incorporation. Set forth below is a summary of the material rights, preferences and privileges of the Series A Preferred Stock. The summary is not intended to be complete and is qualified in its entirety by reference to the Company’s Articles of Incorporation. You are urged to read the Articles of Incorporation in their entirety. Although the Company believes this summary covers the material terms and provisions of the Series A Preferred Stock set forth in the Articles of Incorporation, it may not contain all of the information that is important to you.

General. The Series A Preferred Stock is a series of fixed rate cumulative perpetual preferred stock, consisting of 9,000 shares, par value $2.00 per share. The Series A Preferred Stock has a liquidation preference amount of $1,000 per share and has no maturity date.

Dividend Rate. Dividends on the Series A Preferred Stock are payable quarterly in arrears, if, as and when declared by the Board of Directors out of legally available funds, on a cumulative basis on the $1,000 per share liquidation preference amount plus the amount of accrued and unpaid dividends for any prior dividend periods, at a rate of (i) 5% per annum, from the original issuance date to but excluding the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 5% per annum from January 6, 2009 to but excluding February 15, 2014), and (ii) 9% per annum, from and after the first day of the first dividend period commencing on or after the fifth anniversary of the original issuance date (i.e., 9% per annum on and after February 15, 2014). Dividends are payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

Each dividend is payable to holders of record as they appear on the Company’s stock register on the applicable record date, which is the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by the Board of Directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or the date of the issuance of the Series A Preferred Stock) to but excluding the following dividend payment date is referred to as a “dividend period.” Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. If a scheduled dividend payment date falls on a day that is not a business day, the dividend will be paid on the next business day as if it were paid on the scheduled dividend payment date, and no interest or other additional amount will accrue on the dividend. The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

Dividends on the Series A Preferred Stock are cumulative. If for any reason the Board of Directors does not declare a dividend on the Series A Preferred Stock for a particular dividend period, or if the Board of Directors declares less than a full dividend, the Company will remain obligated to pay the unpaid portion of the dividend for that period and the unpaid dividend will compound on each subsequent dividend date (meaning that dividends for future dividend periods will accrue on any unpaid dividend amounts for prior dividend periods).

The Company is not obligated to pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above. There is no sinking fund with respect to dividends on the Series A Preferred Stock.

Dividend Priority. So long as any shares of the Series A Preferred Stock remain outstanding, the Company may not declare or pay a dividend or other distribution on the common stock or any other shares of Junior Stock (as defined below) (other than dividends payable solely in common stock) or Parity Stock (as defined below) (other than dividends paid on a pro rata basis with the Series A Preferred Stock), and the Company generally may not directly or indirectly purchase, redeem or otherwise acquire any shares of common stock, Junior Stock or Parity Stock unless all accrued and unpaid dividends on the Series A Preferred Stock for all past dividend periods are paid in full.

“Junior Stock” means the common stock and any other class or series of the Company’s stock the terms of which expressly provide that it ranks junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company. The Company currently has no outstanding class or series of stock constituting Junior Stock other than our common stock and our Series B Preferred Stock.

“Parity Stock” means any class or series of our stock, other than the Series A Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. The Company currently has no outstanding class or series of stock constituting Parity Stock.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of the Series A Preferred Stock will be entitled to receive for each share of the Series A Preferred Stock, out of the assets of the Company or proceeds available for distribution to the Company’s shareholders, subject to any rights of the Company’s creditors, before any distribution of assets or proceeds is made to or set aside for the holders of the common stock and any other class or series of our stock ranking junior to the Series A Preferred Stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Series A Preferred Stock (including dividends accrued on any unpaid dividends). To the extent the assets or proceeds available for distribution to shareholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series A Preferred Stock and the holders of any other class or series of our stock ranking equally with the Series A Preferred Stock, the holders of the Series A Preferred Stock and such other stock will share ratably in the distribution.

For purposes of the liquidation rights of the Series A Preferred Stock, neither a merger or consolidation of the Company with another entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, nor a sale, lease or exchange of all or substantially all of the Company’s assets will constitute a liquidation, dissolution or winding up of the affairs of the Company.

Redemptions and Repurchases. The terms of the Series A Preferred Stock provide that the Company may redeem the Series A Preferred Stock, at any time, in whole or in part, at the Company’s option, subject to prior approval by the appropriate federal banking agency, for a redemption price equal to 100% of the liquidation preference amount per share of Series A Preferred Stock plus any accrued and unpaid dividends to but excluding the date of redemption (including dividends accrued on any unpaid dividends), provided that any declared but unpaid dividend payable on a redemption date that occurs subsequent to the record date for the dividend will be payable to the holder of record of the redeemed shares on the dividend record date.

To exercise the redemption right described above, the Company must give notice of the redemption to the holders of record of the Series A Preferred Stock by first class mail, not less than 30 days and not more than 60 days before the date of redemption. Each notice of redemption given to a holder of Series A Preferred Stock must state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Series A Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as the Board of Directors determines to be fair and equitable.

Shares of Series A Preferred Stock that the Company redeems, repurchases or otherwise acquires will revert to authorized but unissued shares of preferred stock, which may then be reissued by us as any series of preferred stock other than the Preferred Shares.

No Conversion Rights. Holders of the Series A Preferred Stock have no right to exchange or convert their shares into common stock or any other securities.

Voting Rights. The holders of the Series A Preferred Stock do not have voting rights other than those described below, except to the extent specifically required by Virginia law.

If the Company does not pay dividends on the Series A Preferred Stock for six or more quarterly dividend periods, whether or not consecutive, the authorized number of directors of the Company will automatically increase by two and the holders of the Series A Preferred Stock will have the right, with the holders of shares of any other classes or series of Voting Parity Stock (as defined below) outstanding at the time, voting together as a single class, to elect two directors (the “Preferred Directors”) to fill such newly created directorships at our next annual meeting of shareholders (or at a special meeting called for that purpose prior to the next annual meeting) and at each subsequent annual meeting of shareholders until all accrued and unpaid dividends (including dividends accrued on any unpaid dividends) for all past dividend periods on all outstanding shares of Series A Preferred Stock have been paid in full at which time this right will terminate with respect to the Series A Preferred Stock, subject to revesting in the event of each and every subsequent default by the Company in the payment of dividends on the Series A Preferred Stock. There is no limit on the number of nominations and a plurality of eligible votes would determine the election of the two new directors.

No person may be elected as a Preferred Director who would cause the Company to violate any corporate governance requirements of any securities exchange or other trading facility on which our securities may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of the Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as described above, the Preferred Directors will cease to be qualified as directors, the terms of office of all Preferred Directors then in office will terminate immediately and the authorized number of directors will be reduced by the number of Preferred Directors which had been elected by the holders of the Series A Preferred Stock and the Voting Parity Stock. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created by such a removal may be filled, only by the affirmative vote of the holders a majority of the outstanding Series A Preferred Stock voting separately as a class, together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who will hold office for the unexpired term of the office in which the vacancy occurred.

The term “Voting Parity Stock” means with regard to any matter as to which the holders of the Series A Preferred Stock are entitled to vote, any series of Parity Stock upon which voting rights similar to those of the Series A Preferred Stock have been conferred and are exercisable with respect to such matter. The Company currently has no outstanding class or series of stock constituting Parity Stock.

In addition to any other vote or consent required by Virginia law or by the Company’s Articles of Incorporation, the vote or consent of the holders of at least 66-2/3% of the outstanding Series A Preferred Stock, voting as a separate class, is required in order to do the following:

•

amend or alter the Company’s Articles of Incorporation or the Articles of Amendment for the Series A Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of the Company’s capital stock ranking senior to the Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Company; or

•

amend, alter or repeal any provision of the Company’s Articles of Incorporation or the Articles of Amendment for the Series A Preferred Stock in a manner that adversely affects the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

•

consummate a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of the Company with another entity, unless (i) the Series A Preferred Stock remains outstanding or, in the case of a merger or consolidation in which the Company is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the Series A Preferred Stock remaining outstanding or such preference securities, have such rights, preferences, privileges, voting powers, limitations and restrictions, taken as a whole, as are not materially less favorable than the rights, preferences, privileges, voting powers, limitations and restrictions of the Series A Preferred Stock immediately prior to consummation of the transaction, taken as a whole;

provided, however, that (1) any increase in the amount of the Company’s authorized shares of preferred stock, including authorized Series A Preferred Stock necessary to satisfy preemptive or similar rights granted by us to other persons prior to the date of the issuance of the Series A Preferred Stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series A Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative and the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock and will not require the vote or consent of the holders of the Series A Preferred Stock.

To the extent holders of the Series A Preferred Stock are entitled to vote, holders of Series A Preferred Stock will be entitled to one vote for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Series A Preferred Stock would otherwise be required, all outstanding shares of Series A Preferred Stock have been redeemed by the Company or called for redemption upon proper notice and sufficient funds have been set aside by the Company for the benefit of the holders of Series A Preferred Stock to effect the redemption.

The foregoing description of the Series A Preferred Stock is qualified in its entirety by reference to the Articles of Amendment to our Articles of Incorporation designating such series, which have been filed with the Securities and Exchange Commission and are incorporated by reference into this prospectus.

Series B Preferred Stock.

The rights, privileges and preferences of the Series B Preferred Stock are set forth in Paragraph F of Article II of the Company’s Articles of Incorporation. Set forth below is a summary of the material rights, preferences and privileges of the Series B Preferred Stock. The summary is not intended to be complete and is qualified in its entirety by reference to the Company’s Articles of Incorporation. You are urged to read the Articles of Incorporation in their entirety. Although the Company believes this summary covers the material terms and provisions of the Series B Preferred Stock set forth in the Articles of Incorporation, it may not contain all of the information that is important to you.

General. The Series B Preferred Stock is a series of non-voting mandatorily convertible non-cumulative preferred stock, par value $2.00 per share. The Series B Preferred Stock has no maturity date. The Articles of Incorporation authorize the Company to issue up to 5,250,000 shares of Series B Preferred Stock, of which 5,240,192 shares have been issued pursuant to the Securities Purchase Agreements.

Dividends. Holders of Series B Preferred Stock are entitled to receive dividends if, as and when declared by the Company’s Board of Directors, in an identical form of consideration and at the same time, as those dividends or distributions that would have been payable on the number of whole shares of the Company’s common stock that such shares of Series B Preferred Stock would be convertible into upon satisfaction of the Conversion Conditions (as defined below). The Company will not pay any dividends with respect to its common stock unless an equivalent dividend also is paid to the holders of the Series B Preferred Stock.

The Series B Preferred Stock will rank junior with regard to dividends to any class or series of capital stock of the Company the terms of which expressly provide that such class or series will rank senior to the common stock or the Series B Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Company (“Senior Stock”), including the Series A Preferred Stock.

Conversion Rights. Each share of Series B Preferred Stock is convertible into one share of the Company’s common stock, subject to adjustment as set forth in the Articles of Incorporation, (i) automatically in the hands of a transferee immediately upon the consummation of a Permitted Transfer (defined below) or (ii) if the Board of Directors acting in its sole and absolute discretion has approved the conversion and the conversion would not result in the holder of the shares beneficially owning, together with its affiliates more than 4.9% (or, in the case of Castle Creek and its affiliates and GCP Capital and its affiliates only, 9.9%) of the outstanding shares of the Company’s common stock. A “Permitted Transfer” is either (i) a widespread public distribution, including pursuant to Rule 144 of the Securities Act of 1933, as amended, (ii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of capital stock of the Company that is then entitled to vote generally in the election of directors of the Company (“Voting Securities”) or (iii) a transfer to a transferee that would control more than 50% of the Voting Securities without any transfer from the transferee.

Whether or not a transaction in which you purchase shares of Series B Preferred Stock will be a “Permitted Transfer” and cause the Series B Preferred Stock to convert is largely dependent on the Selling Securityholder’s actions and the number of other purchasers. Accordingly, when you purchase shares of Series B Preferred Stock, you may not be able to determine whether the transaction will cause the Series B Preferred Stock to convert into common stock and may have no ability to prevent the conversion. If the transaction in which you purchase shares of Series B Preferred Stock causes the conversion of the Series B Preferred Stock, you will receive shares of common stock rather than Series B Preferred Stock.

Liquidation Rights. The Series B Preferred Stock ranks, as to distribution of assets upon dissolution, liquidation or winding up of the Company: (i) junior to the Series A Preferred Stock, and all future issuances of classes or series of Senior Stock; and (ii) equal to our common stock.

Voting Rights. The holders of the Series B Preferred Stock will not have voting rights other than those described below, except to the extent specifically required by Virginia law. Under the Articles of Incorporation, we must receive the approval of the holders representing a majority of the number of shares of common stock into which the Series B Preferred Stock is convertible, voting as a separate class, to (i) increase the authorized number of shares of Series B Preferred Stock; (ii) enter any agreement, contract or understanding or otherwise incur any obligation which by its terms would violate or be in conflict in any material respect with, or significantly and adversely affect, the powers, rights or preferences of the Series B Preferred Stock; (iii) amend the Articles of Incorporation or Bylaws of the Company, if such amendment would significantly and adversely alter, change or affect the powers, preferences or rights of the holders of Series B Preferred Stock; or (iv) amend or waive any provision of Article II, Paragraph F of the Articles of Incorporation.

Preemptive Rights. The Series B Preferred Stock does not entitle the holders thereof to any preemptive rights.

PLAN OF DISTRIBUTION

We are registering the Securities issued to the Selling Securityholders to permit the resale of these Securities by the Selling Securityholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Securityholders of the Securities. We will bear all fees and expenses incident to our obligation to register the Securities.

The Selling Securityholders may sell all or a portion of the Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Securities are sold through underwriters, broker-dealers or agents, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. Each Selling Securityholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of Securities to be made directly or through agents. The Securities may be sold on any national securities exchange, trading facility or quotation service on which the Securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges, facilities or systems or in the over the-counter market and in one or more transactions at fixed or negotiated prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Securityholders may use any one or more of the following methods when selling Securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such Securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

We cannot assure you that any such Selling Securityholder will not transfer, devise or gift the common stock by other means not described in this prospectus. The Selling Securityholders also may resell all or a portion of the Securities in reliance upon Rule 144 or Rule 144A under the Securities Act or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions. The Securities covered by this prospectus may also be sold to non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act rather than under this prospectus.

Broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in sales. If the Selling Securityholders effect such transactions by selling Securities to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the Securities for whom they may act as agent or to whom they may sell as principal.

In connection with sales of the Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Securities in the course of hedging in positions they assume. The Selling Securityholders may also sell Securities short and if such short sale shall take place after the date that the registration statement, of which this prospectus forms a part, is declared effective by the SEC, the Selling Securityholders may deliver Securities covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Securityholders may also loan or pledge Securities to broker-dealers or other financial institutions that in turn may sell such shares, to the extent permitted by applicable law. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Securities offered by this prospectus, which Securities such broker-dealer or other financial institution may resell pursuant to this prospectus.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the Securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer and donate the Securities in other circumstances. If any of the Securities offered for resale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, the subsequent holders could not use this prospectus until a post-effective amendment to the registration statement of which this prospectus is a part or a prospectus supplement is filed naming such holders.

Any broker-dealer or agents participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell Securities offered under this prospectus unless and until we set forth the names of the underwriters and the material terms of their underwriting arrangements, including compensation arrangements, in a post-effective amendment to the registration statement of which this prospectus is a part or a prospectus supplement.

Under the securities laws of some states, the Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Securities may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and such shares are in compliance with the exemption.

There can be no assurance that any Selling Securityholder will sell any or all of the Securities registered pursuant to the registration statement of which this prospectus forms a part.

Each Selling Securityholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Securities by the Selling Securityholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the Securities. All of the foregoing may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

We will pay all expenses of the registration of the Securities pursuant to the Securities Purchase Agreements, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws and certain legal fees of the Selling Securityholders; provided, that the Selling Securityholders will pay all underwriting discounts and selling commissions, if any, and certain related legal expenses incurred by them. We have agreed to indemnify the Selling Securityholders against certain liabilities, including some liabilities under the Securities Act, or the Selling Securityholders may be entitled to contribution, in accordance with the registration rights provisions of the Securities Purchase Agreements. The Selling Securityholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act, that arise from written information furnished to us by the Selling Securityholders expressly for use in this prospectus, or we may be entitled to contribution from the Selling Securityholders, individually and not jointly, in accordance with the registration rights provisions of the Securities Purchase Agreements.

SELLING SECURITYHOLDERS

When we refer to the “Selling Securityholders” in this prospectus we mean the persons listed in the table below. The Selling Securityholders may from time to time offer and sell any or all of the Securities set forth below pursuant to this prospectus. We do not know when or in what amounts the Selling Securityholders may offer Securities for sale. It is possible that the Selling Securityholders will not sell any or all of the shares offered under this prospectus.

The Selling Securityholders acquired the Securities covered by this prospectus in the Private Placements pursuant to the Securities Purchase Agreements, as described in “Summary of the Underlying Transactions.” The Selling Securityholders may, at any time and from time to time, offer and sell pursuant to this prospectus any or all of the Securities in any type of transaction as more fully described in “Plan of Distribution.”

Except as set forth below under “-Board Representation and Board Observer Rights of Certain Selling Securityholders” and other than with respect to acquisition of the Securities from us, none of the Selling Securityholders has, or within the past three years has had, any position, office or other material relationship with us.

Board Representation and Board Observer Rights of Certain Selling Securityholders

Pursuant to the terms of the Securities Purchase Agreement between the Company and Castle Creek, and subject to satisfaction of all legal and governance requirements regarding service as a director and to the approval of the Company’s Nominating and Corporate Governance Committee, Castle Creek is entitled to designate one person (the “Board Representative”) for election to the Board of Directors of the Company and the Board of Directors of the Bank, for so long as Castle Creek and its affiliates beneficially own at least 5% of the outstanding shares of common stock (provided that, in making such calculation, (i) the shares of common stock issuable upon the conversion of Castle Creek’s shares of Series B Preferred Stock will be included in the numerator and the denominator, (ii) all such shares owned by or attributed to other investors who purchased such shares on the closing date of the Private Placements will be included in the denominator and (iii) all securities issued by the Company after the closing date of the Private Placements (other than in connection with an issuance in which Castle Creek was offered the right to purchase its pro rata portion of such securities) will be excluded from the denominator) (the “Qualifying Ownership Interest”). At the option of the Board Representative, the Board of Directors of the Company will cause the Board Representative to be appointed to the Compensation Committee of the Board of Directors of the Company, and any equivalent committee of the Board of Directors of the Bank, so long as the Board Representative qualifies to serve on such committees under the Company’s or the Bank’s committee charters currently in effect, as applicable, and applicable rules of any exchange on which the Common Stock is then listed, and such service is consistent with the passivity commitments that Castle Creek has provided to the Federal Reserve and would not result in Castle Creek being deemed in control of the Company for purposes of the Bank Holding Company Act of 1956, as amended. The Securities Purchase Agreement also provides that for so long as Castle Creek and its affiliates in the aggregate own a Qualifying Ownership Interest, and do not have a Board Representative currently serving on the Board of Directors of the Company and the Board of Directors of the Bank, the Company will, subject to applicable law, invite a person designated by Castle Creek and reasonably acceptable to the Company to attend meetings of the Board of Directors of the Company and the Board of Directors of the Bank in a nonvoting observer capacity (a “Board Observer”). Pursuant to these provisions, J. Mikesell Thomas has been appointed as a Board Observer to the Board of Directors of the Company and the Board of Directors of the Bank.

Pursuant to the terms of the Securities Purchase Agreement between the Company and GCP Capital, GCP Capital is entitled to board representation and board observer rights on the same terms as described in the immediately preceding paragraph. Pursuant to these provisions, Boris Gutin has been elected to the Board of Directors of the Company and the Board of Directors of the Bank.

Securities Covered by this Prospectus Held by Selling Securityholders

The below table sets forth a list of the Selling Securityholders and their ownership of Securities to be offered pursuant to this prospectus. We do not know when or in what amounts the Selling Securityholders may offer Securities for sale. It is possible that the Selling Securityholders will not sell any or all of the Securities offered under this prospectus. Because the Selling Securityholders may offer all, some or none of the Securities pursuant to this prospectus, we cannot estimate the number of Securities that will be held by the Selling Securityholders after completion of the offering. For purposes of the table below, we have assumed that Selling Securityholders would sell all of the Securities held by them and therefore would hold no Securities following the offering and hold zero percentage of the Securities following the offering, other than shares of Common Stock that certain Selling Securityholders informed us they acquired independently of the Private Placements and are not including for resale in this offering. Each Selling Securityholder has requested that their full allotment of Securities in the Private Placements be registered for resale in this offering.

Information with respect to beneficial ownership has been furnished by each Selling Securityholder. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of common stock and Series B Preferred Stock shown as beneficially owned by them. Unless otherwise indicated, based on the information supplied to us by or on behalf of the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.

	Common Stock				Series B Preferred Stock
Name of Selling Securityholder	Number of Shares Beneficially Owned Prior to Offering[1]	Percentage Beneficial Ownership Prior to Offering[2]	Number of Shares Offered Hereby[3]	Percentage Beneficial Ownership After the Offering[2,3]	Number of Shares Beneficially Owned Prior to Offering	Percentage Beneficial Ownership Prior to Offering[4]	Number of Shares Offered Hereby[5]	Percentage Beneficial Ownership After the Offering[4,5]
8267561 Canada, Inc.[6]	47,626	*	36,196	*	0	*	0	*
Banc Fund VII L.P.[7]	92,408	*	92,408	*	0	*	0	*
Banc Fund VIII L.P.[8]	314,185	2.4%	314,185	*	0	*	0	*
Bay Pond Investors USB, LLC[9]	272,655	2.1%	180,100	*	0	*	0	*
Bay Pond Partners, L.P.[9]	537,485	4.1%	265,300	2.1%	0	*	0	*
Bridge Equities III, LLC[10]	439,559	3.4%	439,559	*	0	*	0	*
Castle Creek Capital Partners IV, LP11	1,061,225	8.1%	5,109,895	*	4,048,670	77.3%	4,048,670	*
EJF Financial Opportunities Master Fund, LP12	71,437	*	71,437	*	0	*	0	*
EJF Financial Services Fund, LP13	520,388	4.0%	284,615	1.8%	0	*	0	*
Financial Opportunity Fund LLC[14]	43,957	*	43,957	*	0	*	0	*
GCP III EVB LLC[15]	1,061,225	8.1%	2,252,747	*	1,191,522	22.7%	1,191,522	*
Hot Creek Investors, L.P.[16]	219,780	1.3%	219,780	*	0	*	0	*
Ithan Creek Investors USB, LLC[9]	67,013	*	65,478	*	0	*	0	*
Ithan Creek Investors II USB, LLC[9]	9,100	*	9,100	*	0	*	0	*
John Hancock Financial Opportunities Fund (formerly, John Hancock Bank & Thrift Opportunity Fund)[17]	268,537	2.1%	163,587	*	0	*	0	*
John Hancock Regional Bank Fund[18]	264,358	2.0%	226,522	*	0	*	0	*
Wolf Creek Investors USB, LLC[9]	72,318	*	46,500	*	0	*	0	*
Wolf Creek Partners, L.P.[9]	54,400	*	54,400	*	0	*	0	*

*	Denotes less than 1% of beneficial ownership.

[1]

As of April 14, 2015; includes (i) shares of Securities acquired in the Private Placements and offered under this prospectus and (ii) shares of common stock, if any, beneficially owned and acquired otherwise than in the Private Placements.

[2]	Based on a total of 13,023,550 shares of common stock outstanding as of April 14, 2015.
[3]

Assumes that each Selling Securityholder (i) will sell all shares of common stock offered by it under this prospectus, including shares of common stock issuable upon conversion of the Series B Preferred Stock, and (ii) will not sell shares of common stock, if any, beneficially owned and acquired otherwise than in the Private Placements, which shares are not being offered under this prospectus.

[4]	Based on a total of 5,240,192 shares of Series B Preferred Stock outstanding as of April 14, 2015.
[5]	Assumes that each Selling Securityholder will sell all shares of Series B Preferred Stock offered by it under this prospectus.
[6]

Represents securities beneficially owned by 8267561 Canada Inc., consisting of (i) 36,196 shares of common stock acquired in the Private Placements and offered under this prospectus and (ii) 11,430 shares of common stock acquired other than in the Private Placements and not offered under this prospectus. EJF Capital LLC is the investment manager of 8267561 Canada, Inc. Emanual J. Friedman, Chief Executive Officer of EJF Capital LLC, is deemed to have voting power over the Securities beneficially owned by 8267561 Canada, Inc.

[7]

Banc Fund VII L.P. is controlled by its general partner, MidBanc VII L.P. MidBanc VII L.P. is controlled by its general partner, The Banc Funds Company, L.L.C. The Banc Funds Company, L.L.C. is controlled by its member, Charles J. Moore. Charles J. Moore may be deemed to have voting and investment power over the Securities beneficially owned by Banc Fund VII L.P.

[8]

Banc Fund VIII L.P. is controlled by its general partner, MidBanc VIII L.P. MidBanc VIII L.P. is controlled by its general partner, The Banc Funds Company, L.L.C. The Banc Funds Company, L.L.C. is controlled by its member, Charles J. Moore. Charles J. Moore may be deemed to have voting and investment power over the Securities owned by Banc Fund VIII L.P.

[9]

Wellington Management Company LLP (“Wellington Management Company”) is the investment adviser to this entity. Wellington Management Company is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and is an indirect subsidiary of Wellington Management Group LLP (“Wellington Management Group”). Wellington Management Company and Wellington Management Group may each be deemed to share beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the shares indicated in the table, all of which are held of record by the entity named in the table or a nominee on its behalf. The business address of the entity named in the table is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210. The business address of Wellington Management Company LLP and Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210. This entity has advised us that it is an affiliate of a registered broker-dealer, and has also represented that it acquired the Securities being offered under this prospectus in the ordinary course of business and, at the time of purchase, had no agreement or understandings, directly or indirectly, with any other person to distribute such Securities.

[10]

SunBridge Manager, LLC (“SunBridge Manager”) is the managing member of Bridge Equities III, LLC, and SunBridge Holdings, LLC (“SunBridge Holdings”) is the managing member of SunBridge Manager. Realty Investment Company, Inc. is the manager of SunBridge Holdings. Charles A. Ledsinger, Jr. has voting and investment power over the shares beneficially owned by Bridge Equities III, LLC. FJ Capital Management LLC is the investment adviser of Bridge Equities III, LLC. Martin S. Friedman, the Managing Member of FJ Capital Management LLC, is deemed to have voting power over the Securities beneficially owned by Bridge Equities III, LLC.

[11]

Castle Creek Capital IV LLC is the general partner of Castle Creek Capital Partners IV, LP. John Eggemeyer, Managing Member of Castle Creek Capital IV LLC, is deemed to have shared voting and investment power over the Securities beneficially owned by Castle Creek Capital Partners IV, LP. Castle Creek Capital Partners IV, LP has represented that it acquired the Securities being offered under this prospectus in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such Securities.

The number of shares of common stock being offered by Castle Creek Capital Partners IV, LP under this prospectus includes (i) shares of common stock issued in the Private Placements and (ii) shares of common stock to be issued upon the conversion of the shares of Series B Preferred Stock beneficially owned by Castle Creek Capital Partners IV, LP. As described in this prospectus, the Series B Preferred Stock may only convert into common stock upon a “Permitted Transfer” or if the Board of Directors of the Company, acting in its sole and absolute discretion, has approved the conversion and the conversion would not result in the holder of the shares beneficially owning, together with its affiliates, more than 4.9% (or, in the case of Castle Creek Capital Partners IV, LP and its affiliates and GCP III EVB LLC and its affiliates only, 9.9%) of the outstanding shares of the Company’s common stock. Accordingly, this number of shares of common stock being offered by Castle Creek Capital Partners IV, LP does not reflect the beneficial ownership of common stock of Castle Creek Capital Partners IV, LP.

[12]

EJF Financial Opportunities GP, LLC is the general partner of EJF Financial Opportunities Master Fund, LP. EJF Capital LLC is the sole member of EJF Financial Opportunities GP, LLC. Emanuel J. Friedman, the Chief Executive Officer of EJF Capital LLC, is deemed to have voting power over the Securities beneficially owned by EJF Financial Opportunities Master Fund, LP.

[13]

Represents securities beneficially owned by EJF Financial Services Fund, LP, consisting of (i) 284,615 shares of common stock acquired in the Private Placements and offered under this prospectus and (ii) 235,773 shares of common stock acquired other than in the Private Placements and not offered under this prospectus. EJF Financial Services GP, LLC is the general partner of EJF Financial Services Fund, LP. EJF Capital LLC is the sole member of EJF Financial Services GP, LLC. Emanuel J. Friedman, the Chief Executive Officer of EJF Capital LLC, is deemed to have voting power over the Securities beneficially owned by EJF Financial Services Fund, LP.

[14]

FJ Capital Management LLC is the investment adviser of Financial Opportunity Fund LLC. Martin S. Friedman, Managing Member of FJ Capital Management LLC, is deemed to have voting and investment power over the Securities beneficially owned by Financial Opportunity Fund LLC.

[15]

GCP Managing Partner III GP, LLC is the general partner of GCP Managing Partner III, L.P., the manager of GCP III EVB LLC. The investment committee of GCP Managing Partner III GP, LLC is comprised of Robert H. Niehaus, Frank V. Pottow, Boris Gutin and Cyrus Hormazdi, who are deemed to have shared voting and investment power over the Securities beneficially owned by GCP III EVB LLC. The address of GCP III EVB LLC is 600 Lexington Ave., 31st Floor, New York, NY 10022.

The number of shares of common stock being offered by GCP III EVB LLC under this prospectus includes (i) shares of common stock issued in the Private Placements and (ii) shares of common stock to be issued upon the conversion of the shares of Series B Preferred Stock beneficially owned by GCP III EVB LLC. As described in this prospectus, the Series B Preferred Stock may only convert into common stock upon a “Permitted Transfer” or if the Board of Directors of the Company, acting in its sole and absolute discretion, has approved the conversion and the conversion would not result in the holder of the shares beneficially owning, together with its affiliates, more than 4.9% (or, in the case of Castle Creek Capital Partners IV, LP and its affiliates and GCP III EVB LLC and its affiliates only, 9.9%) of the outstanding shares of the Company’s common stock. Accordingly, this number of shares of common stock being offered by GCP III EVB LLC does not reflect the beneficial ownership of common stock of GCP III EVB LLC.
[16]

Hot Creek Capital, L.L.C. is the sole general partner of Hot Creek Investors L.P. Darren R. Tymchyshyn, the managing member of Hot Creek Capital, L.L.C., is deemed to have voting and investment power over the Securities beneficially owned by Hot Creek Investors, L.P.

[17]

Represents securities beneficially owned by John Hancock Financial Opportunities Fund (formerly, John Hancock Bank & Thrift Opportunity Fund), consisting of (i) 163,587 shares of common stock acquired in the Private Placements and offered under this prospectus and (ii) 104,950 shares of common stock acquired other than in the Private Placements and not offered under this prospectus.

Manulife Asset Management (US) LLC is the investment manager of John Hancock Financial Opportunities Fund. Lisa Welch and Susan Curry, portfolio managers of John Hancock Financial Opportunities Fund, are deemed to have shared voting and investment power over the Securities beneficially owned by John Hancock Financial Opportunities Fund. John Hancock Financial Opportunities Fund has advised us that it is an affiliate of a registered broker-dealer, and has also represented that it acquired the Securities being offered under this prospectus in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such Securities.
[18]

Represents securities beneficially owned by John Hancock Regional Bank Fund, consisting of (i) 226,522 shares of common stock acquired in the Private Placements and offered under this prospectus and (ii) 37,836 shares of common stock acquired other than in the Private Placements and not offered under this prospectus. Manulife Asset Management (US) LLC is the investment manager of John Hancock Regional Bank Fund. Lisa Welch and Susan Curry, portfolio managers of John Hancock Regional Bank Fund, are deemed to have shared voting and investment power over the Securities beneficially owned by John Hancock Regional Bank Fund. John Hancock Regional Bank Fund has advised us that it is an affiliate of a registered broker-dealer, and has also represented that it acquired the Securities being offered under this prospectus in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such Securities.

EXPERTS

Yount, Hyde & Barbour, P.C., independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of our internal control over financial reporting as of December 31, 2014, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Yount, Hyde & Barbour, P.C.’s reports, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the Securities offered in this prospectus have been passed upon for us by Troutman Sanders LLP.

Eastern Virginia Bankshares, Inc.

5,240,192 Shares of Series B Preferred Stock

9,890,111 Shares of Common Stock

(Including 5,240,192 Shares Underlying the Series B Preferred Stock)